Exhibit 5.1

Michael E. Tenta

T: +1 650 843 5636

mtenta@cooley.com

November 20, 2012

Ruckus Wireless, Inc.

350 West Java Drive

Sunnyvale, California 94089

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Ruckus Wireless, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 32,870,943 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 16,548,900 shares of Common Stock (the “2002 Shares”) pursuant to the Company’s 2002 Stock Plan (“2002 Plan”), (b) 14,822,043 shares of Common Stock (the “2012 Shares”) pursuant to the Company’s 2012 Amended & Restated Equity Incentive Plan (the “2012 Plan”), and (c) 1,500,000 shares of Common Stock (the “2012 ESPP Shares”) pursuant to the Company’s 2012 Employee Stock Purchase Plan (the “2012 ESPP”, and together with the 2002 Plan, the 2012 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2002 Shares, the 2012 Shares and the 2012 ESPP Shares, when sold and issued in accordance with the 2002 Plan, the 2012 Plan and the 2012 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

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